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                       TRANSACT TECHNOLOGIES INCORPORATED
                                  Exhibit 11.1
                        Computation of Earnings Per Share
                                   (unaudited)

                                                           THREE MONTHS ENDED
                                                         MARCH 31,     March 25,
(In thousands, except per share data)                      2001         2000
                                                        -----------------------
Net loss                                                 $(1,757)    $  (300)
Dividends and accretion on preferred stock                   (90)        --
                                                         --------    --------

Net loss available to common
   shareholders                                          $(1,847)    $  (300)
                                                         ========    ========

Shares:
   Basic - Weighted average common shares
     outstanding                                           5,531       5,483
   Dilutive effect of outstanding options and
     warrants as determined by the treasury
     stock method                                           --          --
                                                         --------    --------
   Dilutive - Weighted average common and
     common equivalent shares outstanding                  5,531       5,483
                                                         ========    ========

Net loss per common and common equivalent share:
     Basic                                               $ (0.33)    $ (0.05)
                                                         ========    ========
     Diluted                                               (0.33)      (0.05)
                                                         ========    ========



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